EXHIBIT 14.1

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

CODE OF CONDUCT

“COMMITTED TO CONDUCTING BUSINESS THE RIGHT WAY”

I. STATEMENT OF POLICY

The Company is committed to conducting business the right way. First and foremost, this means that all Company employees, including its officers and directors, are required to conduct the Company’s business in accordance with the highest ethical standards, and in conformity with law.

This Code of Conduct is necessarily general in nature, and does not specifically cover all ethical requirements, laws, regulations and rules that apply. Additional specific procedures and instructions are set forth in the Company’s Compliance Policy Manual and in Company policies addressing specific responsibilities that may be issued from time to time. Questions regarding any employee’s obligations and responsibilities should be directed to the Company’s Compliance Officer.

Failure to abide by this Code of Conduct and other published Company policies will be cause for disciplinary action, up to and including summary termination.

Employees who are aware of possible misconduct, illegal activities, fraud, abuse of Company assets or violations of the standards in this Code of Conduct, or in the Company’s Compliance Policy Manual, are required to report such matters to the Compliance Officer. The Company will take reasonable measures to keep confidential the identity of any employee reporting a possible violation by others. No employee shall be discharged, demoted, suspended, harassed or discriminated against because the employee reported in good faith a possible violation by others. An employee who wishes to report a possible violation by others may do so anonymously.

II. SHARED RESPONSIBILITIES

Company employees share certain responsibilities in conducting the Company’s business, such as acting loyally to the Company and using reasonable care, but individually each is accountable for:

1. Becoming familiar with and conducting Company business in compliance with applicable laws, rules and regulations.

2. Avoiding situations where personal interests are, or appear to be, in conflict with Company interests.

3. Treating all customers and suppliers in an honest and fair manner.

4. Safeguarding and properly using Company proprietary information, assets and resources, as well as those of other organizations entrusted to the Company.

5. Maintaining confidentiality of nonpublic information and not acting on such information for personal gain.

6. Adhering to Company standards for protecting the environment and the safety and health of our employees, our customers and our communities.

7. The Code of Conduct prohibits fire-arms on Company property.

8. Acting with respect toward the rights and cultural differences of others in the workplace and other business environments.

Additionally, each employee is required to report any possible violation of law or of this Code of Conduct promptly to the Compliance Officer. At the direction of the Compliance Officer, employees may periodically or at any time be required to acknowledge in writing their compliance with the Code of Conduct, and that he or she is not aware of any undisclosed non-compliance by any Company employee or representative.

III. COMPLIANCE WITH LAW

Company employees shall not, in discharging their assigned responsibilities and duties, engage in any activity that might involve the Company or themselves in a violation of any law, rule or regulation. It is each employee’s responsibility to become acquainted with all applicable legal standards and restrictions, to seek legal guidance when necessary, and to act accordingly. The Compliance Officer is available to consult with employees with respect to their legal duties.

Although it is impractical to detail all relevant laws, the activities of the Company and its employees are subject to many laws that govern the conduct of businesses, including those that generally prohibit fraud, commercial bribery and misleading advertising, to name just a few. Knowing and intentional violations of such laws can bring criminal and civil liability.

Additionally, the Company and its employees are subject to the antitrust laws. In general, these laws prohibit agreements or actions that may restrain trade or reduce competition. Violations include agreements among competitors to fix or control prices; to boycott specified suppliers or customers; to allocate products, territories or markets; or to limit the production or sale of products. Special care must be exercised to ensure that any activities with representatives of other companies are not viewed as a violation of any antitrust law. Violation of antitrust laws can bring both criminal as well as civil penalties.

In short, employees shall comply with all applicable laws, rules and regulations in discharging all their responsibilities and duties on behalf of the Company.

IV. CONFLICTS OF INTEREST

Employees shall avoid any situation that may involve a conflict between their personal interests and the interests of the Company, including situations which involve even the appearance of a conflict of interest. In dealings with current or potential customers, suppliers, contractors and competitors, employees shall act in the best interests of the Company to the exclusion of personal advantage. Each employee shall make prompt and full disclosure in writing to the Compliance Officer of any situation which may involve a conflict of interest. This includes without limitation:

•	Ownership by an employee, or immediate family member, of a significant financial interest in any outside enterprise which does or seeks to do business with, or is a competitor of, the Company.

•	Serving in any capacity in any outside enterprise which does or seeks to do business with, or is a competitor of, the Company.

•	Acting as a broker, finder or other intermediary for the benefit of a third party in transactions involving the Company or its interests.

•	Lending money to or borrowing money from persons or entities that do business with or compete with the Company, except ordinary course transactions with banks and other financial institutions.

•	Using Company information for personal gain or disclosing proprietary information of the Company without proper authority.

•	Giving or receiving any business gifts, favors, entertainment or other things of value that are not limited, modest and reasonable courtesies.

•	Any other arrangement or circumstance, including family or other personal relationships, which might dissuade the employee from acting in the best interest of the Company.

Each employee is required to promptly disclose to the Compliance Officer any situation which might involve an actual or potential conflict of interest.

V. CUSTOMER AND SUPPLIER RELATIONS

The Company does not seek to gain any advantage through the improper use of business courtesies, business inducements or otherwise. Offering, giving, soliciting or receiving any form of bribe, whether in the United States or in a foreign county, is prohibited.

A. FAIR AND HONEST DEALING

All employees shall deal fairly and honestly with each other and with everyone with whom the Company transacts business, including all customers and suppliers. All documents and records of business transactions and all business related activities shall contain accurate information and be accurately stated. No employee shall make any material misrepresentations, or permit the same to be made, as to any matter in connection with any Company business.

B. BUSINESS COURTESIES

Business gifts, favors, entertainment and other things of value may be given if they:

•	Are consistent with customary and reasonable business practices, or

•	Are not excessive in value (i.e. do not exceed $100.00 annually in value) and cannot be construed as a bribe, kick-back or payoff, and

•	Do not violate applicable law or ethical standards, and will not embarrass the Company or the employee if publicly disclosed.

No business gifts, favors, entertainment or other things of value may be given to any foreign, federal, state, or local governmental employee or official.

Gifts, favors, entertainment or other inducements may not be accepted by employees from any person or organization that does or seeks business with, or is a competitor of, the Company, except as limited, modest and reasonable courtesies associated with customary business practices and not in value to exceed $100.00 annually. Under no circumstances, however, should any employee directly or indirectly seek to induce or encourage the offering of any such gifts, favors or entertainment to them. An especially strict standard applies when suppliers are involved. Favors or things of value, appropriate in our sales programs, may not be appropriate or acceptable to receive from suppliers. Employees should not accept a gift in cash or cash equivalent.

Upon written request, the Compliance Officer may approve gifts, favors, entertainment and other things of otherwise prohibited hereby if special circumstances are presented, and the transaction does not otherwise violate law.

C. BUSINESS INDUCEMENTS

Sales-related commissions, rebates, discounts, credits and allowances are customary business inducements, but careful attention is needed to avoid illegal or unethical payments and to ensure compliance with laws and regulations. Such business-inducement payments must be reasonable in value, competitively justified, properly documented and made to the business entity to which the original sales agreement or invoice was made or issued. They should not be made to individual officers, employees or agents of such entity or to a related business entity.

Similarly, commission payments related to Company purchases of goods and services should be made only to the seller or provider.

Although discouraged, “facilitating” payments are permitted if they are legal, necessary, follow an established well-recognized practice in the area, and are for administrative actions to which the Company is clearly entitled. These payments should be properly approved and recorded.

VI. PROTECTION AND USE OF COMPANY ASSETS

Company assets and property may be used by employees only in conducting the Company’s business, and for authorized purposes. Proper protection and use of Company assets, including proprietary information, is a fundamental responsibility of each employee. Employees must use care to safeguard physical property and other assets against unauthorized use or removal, as well as against loss by criminal act or breach of trust. Non-public information about the Company, as well as its customers, competitors and others who seek to do business wit the Company, is not to be used or disclosed by any Company employee outside the Company.

A. INTERNAL CONTROLS

The Company has established accounting control standards and procedures to ensure that assets are protected and properly used, and that financial records and reports are accurate and reliable. Employees share the responsibility for maintaining and complying with required internal controls.

B. REPORTING INTEGRITY AND RECORD RETENTION

All Company financial reports, accounting records, research reports, sales reports, expense accounts, time sheets and other documents must accurately and clearly represent the relevant facts or the true nature of a transaction. Improper or fraudulent accounting documentation or reporting are contrary to Company policy and may also be in violation of applicable laws. Intentional accounting misclassifications (e.g., cost versus capital) and improperly accelerating or deferring recognition of expenses or revenues are examples of unacceptable reporting practices.

All Company business documents will be maintained accordance with law and the Company’s record retention policy. No records may be removed or destroyed except in accordance with Company policy.

C. TRAVEL AND ENTERTAINMENT

Travel and entertainment shall be consistent with the needs of business. The Company’s intent is that an employee neither lose nor gain financially as a result of business travel and entertainment. Employees are expected to spend the Company’s money as carefully as they would their own.

Employees who approve travel and entertainment expense reports are responsible for the propriety and reasonableness of expenditures, for ensuring that expense reports are submitted promptly and that receipts and explanations properly support reported expenses.

D. INSIDE INFORMATION

The Company’s business activities sometimes result in the Company possessing or obtaining material, non-public information about other companies or about the Company itself. Any person who possesses or learns of material non-public information concerning a company or specific securities is prohibited by law from effecting any transaction in that company’s securities, and is also prohibited from influencing others to do so on the basis of material non-public information. Accordingly, insider trading, stock tipping or other inappropriate use of material non-public information can violate the law and is strictly prohibited.

In addition, any confidential Company information (including but not limited to business strategies, pending contracts, business plans, financial projections and customer lists) is not to be discussed with or disclosed to anyone outside the Company, or even with another employee who has no need for such information.

E. COMPETITIVE INTELLIGENCE

The business world is highly competitive and success in it demands an understanding of competitors’ strategies. While collecting data on our competitors, we should utilize all legitimate resources, but avoid those actions which are illegal, unethical or which could cause embarrassment to the Company.

VII. CORPORATE POLICY ON SAFETY, HEALTH AND THE ENVIRONMENT

It is Company policy to conduct its business in a way that will protect the environment and the safety and health of our employees, our customers and our communities. In addition to complying with applicable laws, we should continuously strive to achieve excellence in the following key areas:

•	Designing, building and managing our facilities to ensure they are operated safely.

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Making, using, handling and disposing of all products and materials safely and working with our customers, distributors and others so that they apply similar principles in their handling of such products and materials.

•	Integrating excellence in safety, health and environmental performance as a core value at all levels and for every employee.

•	Committing adequate resources to train employees and sustain our commitment to safety, health and environmental performance.

VIII. POLITICAL CONTRIBUTIONS

Employees may not make any contribution of Company funds, property or services to any political party or committee, or to any candidate for or holder of any office of any government. This policy does not preclude, where lawful, (a) the operation of a political action committee, (b) Company contributions to support or oppose public referenda or similar ballot issues, or (c) political contributions which have been reviewed in advance by members of management charged with responsibility in this area. Under no circumstances will the Company reimburse an employee for making a political contribution.

No direct or indirect pressure in any form is to be directed toward employees to make any political contribution or participate in the support of a political party or the political candidacy of any individual.

IX. ALCOHOL AND DRUG ABUSE

Employees are prohibited from being under the influence of alcohol or drugs when reporting to work, when on Company business, or when otherwise being on Company property, including on parking lots and while operating any vehicle and equipment for the Company. The use, possession, sale, distribution, or purchase of drugs when at work, when on Company business, or when otherwise on Company property, including on parking lots and while operating any vehicle and equipment for the Company, is prohibited. Except for lawful consumption of alcohol as permitted at Company-sponsored functions and temporary possession of unopened alcoholic beverages in a vehicle on Company property, the use, possession, sale, distribution, or purchase of alcohol while on Company premises, including on parking lots and while operating any vehicle and equipment for the Company, is prohibited.

Possession or use of illegal drugs off premises and off duty is also prohibited. To the extent that the presence of such drugs or their metabolites is detected in the blood or urine of any employee, or by any other means, that employee will be in violation of the Code of Conduct.

X. VALUING INDIVIDUAL DIVERSITY

In the conduct of Company business, employees are required to respect the rights and cultural differences of individuals. It is the policy of the Company not to discriminate against any employee or applicant for employment because of age, race, religion, color, sex, disability, national origin, ancestry, marital status, sexual orientation or veteran status. Harassment of any type will not be tolerated.

XI. SUMMARY

It is the objective of the Company that each of its employees acts according to the highest possible standards. Each employee is responsible to ensure that his or her personal conduct is above reproach and complies with all ethical and legal requirements. The Company is committed to engaging in business in accordance with the highest standards of conduct in order to sustain its continued success and to promote the welfare and prosperity of all its employees.

Revised March 2007